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Exhibit 10.10-A

COINSURANCE AGREEMENT

        This Coinsurance Agreement (this "Agreement") is by and between EquiTrust Life Insurance Company, a corporation organized under the laws of the State of Iowa (hereinafter referred to as the "Reinsurer"), and American Equity Investment Life Insurance Company, a company organized under the laws of the State of Iowa (hereinafter referred to as the "Company").

        The Company and the Reinsurer mutually agree to enter into a reinsurance transaction under the terms and conditions stated herein. This Agreement is an indemnity reinsurance agreement solely between the Company and the Reinsurer, and the performance of the obligations of each party under this Agreement shall be rendered solely to the other party. In no instance, except as set forth in the insolvency provisions of this Agreement, shall anyone other than the Company or the Reinsurer have any rights under this Agreement, and the Company shall be and shall remain the only party hereunder that is liable to any insured or beneficiary under the policy reinsured hereunder.

ARTICLE I
Definitions

        As used in this Agreement, the following terms shall have the following meanings (definitions are applicable to both the singular and the plural forms of each term defined in this Article):

        1.1    "Account Value"    means the amount payable on a Policy upon full surrender excluding the surrender charge, determined in a manner consistent with the amounts reported quarterly in Part II of Schedule B.

        1.2    "Accrual Rate"    means the current prime rate as published in the Wall Street Journal applicable to the period that a payment is due plus 1.00%.

        1.3    "Business Day"    means any day that is not a Saturday, Sunday or other day on which national banking institutions are required or permitted by law or executive order to be closed.

        1.4    "Commission Allowance"    shall have the meaning set forth in Schedule C.

        1.5    "Effective Date"    shall have the meaning set forth in Section 2.1.

        1.6    "Expense Allowances"    shall have the meaning set forth in Schedule C.

        1.7    "GAAP Accounting Report"    means the report required to be prepared in accordance with Section 10.2 and Schedule D.

        1.8    "Insurance Taxes and Charges"    means all insurance taxes (not including any federal, state or local tax measured by net income) and Guaranty Fund assessments related to the Reinsured Policies.

        1.9    "Policy"    means any individual insurance policy described in Schedule A and all endorsements, riders, benefits, and amendments thereto.

        1.10    "Policy Benefits"    shall mean partial surrenders, full surrenders, death claims, and all other contractual benefits.

        1.11    "Premiums"    means the gross considerations for the Policies reinsured hereunder.

        1.12    "Monthly Accounting Report"    means the report required to be prepared in accordance with Section 10.2 and Schedule B.

        1.13    "Monthly Accounting Period"    means monthly with the period ending on the last day of each calendar month.

        1.14    "Quota Share"    means the percentage of risk assumed by the Reinsurer with respect to the Reinsured Policies, as set forth in Schedule A.

        1.15    "Reinsurance Premium"    shall mean the Quota Share of Premiums on Reinsured Policies as set forth in Schedule A.

        1.16    "Reinsured Policies"    shall mean all Policies reinsured under this Agreement, as set forth in Schedule A.

        1.17    "Reserves"    means Exhibit 5, part B policy reserves as defined under statutory accounting principles.

        1.18    "Settlement Amount"    means the net amount due and payable to either party with respect to any Monthly Accounting Period as set forth in Section 10.3.

        1.19    "Terminal Accounting and Settlement"    as described in Section 12.1 means the final accounting and payment of any amount due either party upon the termination of this Agreement.

ARTICLE II
Coverage

        1.1    Coverage.    For Policies issued on or after January 1, 2004, (the "Effective Date"), the Company agrees to cede to the Reinsurer, and the Reinsurer agrees to indemnify the Company for the Quota Share of the risks under the Policies as of the Effective Date. The liability of the Reinsurer with respect to its share of the risks under the Reinsured Policies including liability for Policy Benefits under the Reinsured Policies shall begin simultaneously with that of the Company, but not prior to the Effective Date.

        1.2    Conditions.    The reinsurance hereunder is subject to the same limitations, terms and conditions as the applicable Reinsured Policies hereunder, except as otherwise provided in this Agreement.

        1.3    Exclusions.    This Agreement does not apply to any risks except those risks under the applicable Reinsured Policy hereunder.

ARTICLE III
General Provisions

        3.1    Confidentiality.    In performing the obligations arising under this Agreement, Reinsurer may have access to and receive disclosure of certain information from Company which is confidential or proprietary (hereinafter "Confidential Information"). Confidential Information includes all information provided by Company to Reinsurer except (a) information which Reinsurer has confirmed is publicly known, so long as it is not publicly known through the acts or omissions of Reinsurer; or (b) information which is legally required to be disclosed by Reinsurer under a requirement of a governmental agency or a court of law having jurisdiction, but only if Reinsurer discloses only that information which, in the reasonable opinion of its counsel, is required to be disclosed. Reinsurer agrees that it will not disclose the Confidential Information to a third party other than to carry out the Reinsurer's obligations under this Agreement. Reinsurer further agrees not to appropriate any Confidential Information for its own use either during the course of or subsequent to termination of this Agreement. If Reinsurer discloses the Confidential Information to a third party in order to perform the obligations under this Agreement, the Reinsurer will disclose to the Company and will require the third party to agree to the confidentiality standards set forth in this paragraph. Company has the right, but not the obligation, to audit the Confidential Information in the possession of Reinsurer to detect use of the Confidential Information which is in violation of this Coinsurance Agreement. Reinsurer's obligations with respect to the confidentiality and security of the Confidential

Information shall survive termination of this Agreement. All Confidential Information in any medium and any copies thereof, shall be promptly returned to Company or destroyed at Company's option upon request of Company or upon termination of this Agreement.

        Notwithstanding anything in this Section 3.1 to the contrary, Company agrees that Reinsurer may disclose to analysts, rating agencies and/or any other parties approved in advance by Company, information limited to (i) the existence this Agreement; (ii) the quota share amount and total dollar amount of reinsurance hereunder (premiums, benefits, and expenses); and (iii) the terms of the Policies, but specifically excluding contract specific data from the pricing models for the Policies and/or the identities of any of Company's sales agents.

        3.2    Inspection.    Either party or its designated representative may upon advance notice of at least ten (10) Business Days inspect, at the offices of the Company or the Reinsurer, as the case may be, where such records are located, and conduct reasonable audits of, the papers and any and all other books or documents of the Company or the Reinsurer reasonably relating to the Reinsured Policies and the administrative responsibilities hereunder, during normal business hours for such period as this Agreement is in effect or for as long thereafter as the Company or the Reinsurer, as the case may be, seeks performance by the other party pursuant to the terms of this Agreement. The information obtained shall be used only for purposes relating to the reinsurance provided under this Agreement and shall not be disclosed to any person without the express permission of the other party, except to the extent that disclosure is required by law. Each party will bear its own out of pocket costs in conducting investigations under this Section. Each party's rights under this Section 3.2 shall survive termination of this Agreement until all reinsured policies have expired by their terms.

        3.3    Misunderstandings and Oversights.    If any delay, omission, error or failure to pay amounts due or to perform any other act required by this Agreement is unintentional and caused by misunderstanding, accident, or oversight, the Company and the Reinsurer shall adjust the situation to what it would have been had the misunderstanding, accident or oversight not occurred. The party first discovering such misunderstanding, accident or oversight, or act resulting from the misunderstanding or oversight, shall notify the other party in writing promptly upon discovery thereof and the parties shall act to correct such misunderstanding or oversight promptly upon receipt of such notice. However, this Section 3.3 shall not be construed as a waiver by either party of its right to enforce strictly the terms of this Agreement.

        3.4    Misstatement.    In the event that the liability provided by a Reinsured Policy is increased or decreased because of a misstatement of fact, the reinsurance hereunder shall increase or decrease proportionate to the Quota Share thereunder.

        3.5    Policy Changes.    The Company and the Reinsurer shall share, based upon the applicable Quota Share, in any increase or decrease in the Company's liability that results from any change in the terms or conditions of any Reinsured Policy arising from the insured's addition or deletion of riders.

        3.6    Compliance with Applicable Laws and Regulations.

          (a)    Agreements to be Construed in Accordance with Existing Law.    It is the intention of the parties that this Agreement and related documents shall comply with all applicable federal and state laws and regulations in such a way that a Reinsured Policy remains reinsured on the quota share reinsurance plan.

          (b)    Amendment Upon Failure to Comply.    In the event that it is determined by a regulatory authority, or by either party upon the advice of regulatory authorities that this Agreement or related documents fail to conform to the requirements of existing applicable laws and regulations, the parties shall exercise reasonable efforts to reach an agreement to amend the Agreement or related documents so as to return the parties to the economic position that they would have been in had no such change occurred, or so that both parties share proportionately in the economic detriment of such change. If the parties are unable to reach an agreement to amend the Agreement or related documents, then the party adversely affected by the change shall have the right to bring its dispute to arbitration in accordance with the provisions of Article XIV, but in no event will this Agreement terminate prior to resolution of the dispute in arbitration.

          (c)    Standard of Care.    The Reinsurer agrees to perform the duties set forth herein in a manner consistent with general life insurance and with a standard of care equal to the standards it uses on similar policies that it directly writes and in accordance with applicable laws and regulations. The Reinsurer shall maintain all licenses, obtain all regulatory approvals and comply with all regulatory requirements necessary to perform its obligations contemplated under this Agreement.

        3.7    Setoff and Recoupment.    Any debts or credits, matured or unmatured, regardless of when they arose or were incurred, in favor of or against either the Company or the Reinsurer with respect to this Agreement, are deemed mutual debts or credits, as the case may be, and shall be set off, and only the net balance shall be allowed or paid.

        2.8    Payments.    All payments made pursuant to this Agreement shall be made in immediately available U.S. funds.

ARTICLE IV
Payments to the Reinsurer

        4.1    Premiums.    The Company will pay the Quota Share of Premiums on Reinsured Policies as shown in Schedule A.

        3.2    Derivative Settlements.    The Company will pay the Quota Share of the net derivative settlements related to the index-linked Reinsured Policies. Net derivative settlements include the proceeds at expiration or early termination of purchased derivatives less payments due at the expiration or early termination of written derivatives, if applicable.

ARTICLE V
Payments to the Company

        4.1    Policy Benefits.    The Reinsurer shall pay its Quota Share of all Policy Benefits including death benefits, withdrawals, surrenders, and annuitizations.

        4.2    Commission and Expense Allowances.    The Reinsurer shall pay its Quota Share of all Commission and Expense Allowances as shown in Schedule C.

        4.3    Derivative Cost.    The Reinsurer shall pay its Quota Share of the actual direct net cost of derivatives related to the index-linked Reinsured Policies. The net direct cost of derivatives includes the cost of purchased derivatives less the premium received from written derivatives, if applicable.

        4.4    Insurance Taxes and Charges.    The Reinsurer shall pay its Quota Share of all Insurance Taxes and Charges.

        4.5    Risk Based Capital (RBC) Charge.    The Reinsurer shall pay a RBC Charge equal to 0.30% of Reinsurance Premiums. The RBC Charge shall be adjusted proportionately at any time there is an adjustment by the National Association of Insurance Commissioners (NAIC) to the existing C-4 RBC requirement with respect to the Reinsured Policies. The adjustment to the RBC Charge shall become effective as of the beginning of the calendar year the adjustment to the C-4 RBC requirement becomes effective.

ARTICLE VI
Reserves

        6.1    Reserves.    The Reinsurer shall establish and maintain appropriate Reserves with respect to the Reinsured Policies and shall hold its quota share of Reserves with respect to the Reinsured Policies hereunder.

ARTICLE VII
Account Payable/Receivable

        7.1    Account Receivable/Payable.    The Reinsurer will set up an account receivable equal to its Quota Share of the intrinsic value of the derivative assets backing the index-linked Reinsured Policies. The Company will set up an account payable in the same amount. Intrinsic value is the greater of the market value or the amortized value.

ARTICLE VIII
Credited Rates/Non-Guaranteed Elements

        8.1    Credited Rates/Non-Guaranteed Elements.    The Company shall be responsible for determining credited rates and non-guaranteed elements for the Reinsured Policies and will only vary such items in a manner consistent with its documented procedures in effect on the Effective Date. If the weighted average yield on the Company's invested assets does not exceed the weighted average crediting rate on the Reinsured Policies by at least 1.5%, and such condition is not cured within sixty (60) days, the Company will notify Reinsurer of such fact within three (3) days following the end of the sixty (60) day period.

ARTICLE IX
Administration

        8.1    Policy Administration.    The Company shall perform all administration of the Reinsured Policies. This includes selecting and purchasing those derivatives that match the risk of the index-linked Reinsured Policies.

        8.2    Record Keeping.    Company shall maintain all records and correspondence for services performed by Company hereunder relating to the Reinsured Policies in accordance with industry standards of insurance record keeping. In addition, the records shall be made available for examination, audit, and inspection by any State Insurance Department within whose jurisdiction the Company or the Reinsurer operates. The Company and Reinsurer further agree that in the event of the termination of this Agreement, any such records in the possession of the Reinsurer shall promptly be duplicated and forwarded to the Company unless otherwise instructed.

        The Company shall establish and maintain an adequate system of internal controls and procedures for financial reporting relating to the Reinsured Policies including associated documentation and shall make such documentation available for examination and inspection by the Reinsurer.

        8.3    Indemnification and Control of Defense.

  (a)
  The Reinsurer shall have no duty or obligation to defend against any legal action or proceeding brought against the Company. The Reinsurer shall fully cooperate with the Company's efforts to defend such legal action or proceedings and will make available to the Company and its counsel such evidence relevant to such actions or proceedings as the Reinsurer may have as a result of performing its obligations under this Agreement.

  (b)
  The Reinsurer shall not be liable to the Company for actions within the scope of the Reinsurer's actual authority in performing its obligations to the Company under this

    Agreement when such performance is in accordance with the standard expressed in Section 3.6(c) "Standard of Care."

  (c)
  The Company shall indemnify and hold harmless and defend the Reinsurer against any costs (including reasonable attorney's fees) or expenses, damages or judgments whatsoever which the Reinsurer may suffer as a result of the Reinsurer being named as a party defendant in any suit instituted by any persons to whom a Reinsured Policy has been issued, or by any beneficiary, heir, legatee, or personal representative of such policyholder, where the Reinsurer's actions relevant to the suit are within the scope of the Reinsurer's actual authority in performing its obligations to the Company under this Agreement and were performed in accordance with the standard expressed in Section 3.6(c) "Standard of Care."

  (d)
  The Reinsurer shall indemnify and hold harmless and defend the Company against any costs (including reasonable attorney's fees) or expenses, damages or judgments whatsoever which the Company may suffer as a result of the Company being named as a party defendant in any suit instituted by any persons to whom a Reinsured Policy has been issued, or by any beneficiary, heir, legatee, or personal representative of such policyholder, where the Reinsurer's actions relevant to the suit are within its obligations to the Company under this Agreement and were not performed in accordance with the standard expressed in Section 3.6(c) "Standard of Care."

  (e)
  Any party entitled to indemnification under this Agreement shall (1) give prompt notice to the party from whom indemnification is sought of any claim with respect to which it seeks indemnification; (2) permit such indemnifying party to assume and control defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any party entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such separate counsel shall be paid by the person employing separate counsel unless (a) the indemnifying party has agreed to pay such fees and expenses or (b) the indemnifying party shall have failed to assume the defense of such claim and to employ counsel reasonably satisfactory to such party. No indemnifying party shall be subject to any liability for any settlement made without its consent except where the indemnifying party has failed to assume the defense of such claim and to employ counsel reasonably satisfactory to the indemnified party. An indemnifying party who elects not to assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel at any one time for all parties indemnified by such indemnifying party with respect to such claim, which counsel shall be designated in writing by the indemnified party and shall be reasonably acceptable to the indemnifying party.

ARTICLE X
Accounting and Settlement

        9.1    Insurance Accounting.    The Company shall maintain separate books of account with respect to any Reinsured Policy, setting forth the data required in Schedules B and D.

        9.2    Monthly Accounting Reports.    Within ten (10) Business Days following the end of each Monthly Accounting Period, the Company shall supply the Reinsurer with a Monthly Accounting Report with the information as shown in Part I of Schedule B. Within fifteen (15) calendar days following the end of each calendar quarter, the Company shall supply the Reinsurer with the information shown in Part II of Schedule B. Within twenty one (21) calendar days after the end of the calendar quarter, the Company shall supply the Reinsurer with a GAAP Accounting Report with the information shown in Schedule D.

        The Company will supply additional financial information, as reasonably needed, for the Reinsurer to comply with changes in Statutory, GAAP, and SEC reporting and disclosure requirements that may occur subsequent to the inception of this Agreement.

        9.3    Settlements.    The Company will determine an estimated Settlement Amount each month in accordance with Schedule B. If the estimated Settlement Amount is positive, the Company will pay that amount to the Reinsurer. If the estimated Settlement Amount is negative, the Reinsurer will pay that amount to the Company. Payments of the estimated Settlement Amount shall be due by the tenth (10th) Business Day of each month.

        Within ten (10) Business Days following the end of each Monthly Accounting Period, the Company or Reinsurer, as the case may be, shall pay the difference between the final Settlement Amount as reported on the Monthly Accounting Report and the estimated Settlement Amount previously paid for the applicable Monthly Accounting Period.

        If any estimated or final monthly Settlement Amount payment is not paid by the due date, interest shall accumulate at the Accrual Rate from the due date of the payment until such time that the Settlement Amount is paid. If the estimated Settlement Amount payment for any month is not within 25% of the final Settlement Amount payment, interest shall accrue on the difference between the final Settlement Amount payment and the estimated Settlement Amount payment at the Accrual Rate from the due date of the estimated Settlement Amount payment until such time that the final Settlement Amount is paid.

        9.4    Reconciliation.    Each party shall have the right to review all individual components of transactions reflected in the Monthly Accounting Reports, and to request adjustments, as appropriate. Any amount due either party in connection with such adjustment shall be paid within ten (10) Business Days of the receipt of notice that additional amounts are due.

        9.5    Interest Payments.    Payment due to either the Reinsurer or the Company shall accrue interest at the Accrual Rate if unpaid by the due date.

ARTICLE XI
Term and Termination

        10.1    Term and Duration.    This Agreement shall be for an initial term of two (2) years and, except as otherwise provided herein, will be effective for so long as any Reinsured Policy is in effect. This Agreement will automatically renew every two (2) years for an additional two (2) year term starting on January 1, unless written notice of termination is given by either party under Sections 11.6 or 11.7.

        10.2    Reinsurer's Liability.    The liability of the Reinsurer with respect to the Reinsured Policy shall terminate on the date the liability of the Company on such Reinsured Policy is terminated.

        10.3    Termination.    Should Reinsurer at any time:

    (a)
    become insolvent;

    (b)
    file a petition in bankruptcy;

    (c)
    go into liquidation or rehabilitation;

    (d)
    have a receiver appointed; or

    (e)
    have its Company Action Level Risk Based Capital ratio as defined by the NAIC drop below 150%,

the Company shall have the right to terminate this Agreement immediately upon notice to the Reinsurer.

        10.4    Termination Due to Nonpayment.    Either party may terminate this Agreement if the other party fails to pay, when due, any amounts due under this Agreement provided that the delinquent party has been given at least twenty (20) Business Days advance written notice of its intent to terminate for that reason. Either party may avoid termination pursuant to this Section 11.4 by paying all amounts that are delinquent and then due on or before the date upon which the Agreement would have terminated in accordance with the notice from the other party. The other party shall provide written notice to the curing party that the default has been adequately cured.

        10.5    Termination for Material Breach.    In addition to all other rights and remedies, either party may terminate this Agreement by providing the other party with a minimum of thirty (30) days prior written notice in the event the other party commits a material breach of any provision of the Agreement. Said notice must specify the nature of said material breach. The breaching party shall have twenty (20) Business Days from the date of the breaching party's receipt of the foregoing notice to cure said material breach to the reasonable satisfaction of the non-breaching party. If the breach is cured, the other party shall provide written notice to the curing party that the breach has been adequately cured. In the event the breaching party fails to cure the material breach within said twenty (20) Business Day period, then at the option of the non-breaching party and upon notice, this Agreement will terminate upon expiration of the thirty (30) day notice period. Notwithstanding the foregoing, the parties shall cooperate with each other to effect a cure of any breach of the terms of this Agreement.

        10.6    Termination by Reinsurer.    The Reinsurer has the right to terminate this agreement with respect to new business at any time by giving forty-five (45) days written notice to the Company.

        10.7    Termination by the Company.    The Company has the right to terminate this agreement with respect to new business at any time by giving forty-five (45) days written notice to the Reinsurer. The Company has the right to recapture this business after a period of 10 years. If the Company exercises its right to recapture the business, the Reinsurer shall pay to the company its Quota Share of the Account Values of the Reinsured Policies and the Company will pay a recapture fee to the Reinsurer equal to the Reinsurer's Quota Share of the unamortized Commission and Expense Allowances with the amortization period of the Commission and Expense Allowances corresponding to the surrender charge period of each policy form.

ARTICLE XII
Payments Upon Termination of Agreement

        12.1    Payments on Termination.

    (a)
    In the event that this Agreement shall be terminated under Sections 11.3, 11.4 or 11.5 a net accounting and settlement as to any balance due under this Agreement shall be undertaken by the parties to this Agreement (the "Terminal Accounting and Settlement"), which calculations shall be performed as of the day that is 30 days from the date that the liability of the Reinsurer shall have finally terminated (the "Terminal Accounting Date").

    (b)
    The Company shall supply the Reinsurer with a final Schedule B as of the Terminal Accounting Date and the Settlement Amount will be paid as due pursuant to Section 10.3.

    (c)
    In addition to the final Settlement Amount payment, the Reinsurer shall pay to the Company its Quota Share of the Account Values of the Reinsured Policies.

    (d)
    Any payment required under the Terminal Accounting and Settlement by the Company shall be paid by the Company no later than thirty (30) days after the Terminal Accounting Date. Payments made after such time shall accrue interest in accordance with Section 10.5. In the event that the calculation for the payment required under the

      Terminal Accounting and Settlement cannot be accurately calculated by such date, then an estimate shall be paid, with a supplemental accounting being made when the accurate information shall become available.

        12.2    Supplemental Accounting.    In the event that, subsequent to the Terminal Accounting and Settlement an adjustment is made with respect to any amount taken into account in the Terminal Accounting and Settlement, a supplemental accounting shall be made. Any net amount owed to the Reinsurer or the Company by reason of such supplemental accounting, plus any interest due accumulated at the Accrual Rate to the date of payment, shall be paid promptly upon the completion of such supplemental accounting.

ARTICLE XIII
Insolvency

        12.1    Payments.    In the event of the insolvency of the Company, payments due the Company on all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement shall be payable by the Reinsurer directly to the Company or to its liquidator, receiver, or statutory successor on the basis of the liability of the Company under Reinsured Policies without diminution because of the insolvency of the Company, or because the conservator, liquidator, or statutory successor has failed to pay all or a portion of any claims.

        12.2    Executory Contract.    It is expressly understood that this Agreement is an executory contract as long as both parties are required to perform under this Agreement. On the insolvency of the Reinsurer, if this Agreement is not confirmed by the Reinsurer and given status as an "Administrative Expense", then the Company may terminate for nonperformance without additional payment other than those required under Section 12.1.

ARTICLE XIV
Dispute Resolution

        14.1    Dispute Resolution.    If a dispute, controversy, or claim arises out of or relates to this Agreement, its termination or non-renewal, or the alleged breach thereof, and if said dispute cannot be settled through direct discussions, the parties agree to first endeavor to settle the dispute in an amicable manner by mediation administered by the American Arbitration Association ("AAA") under its Commercial Mediation Rules, before resorting to arbitration. If the matter has not been resolved pursuant to mediation within thirty (30) days of the commencement of such mediation (which period may be extended by mutual agreement in writing), then any unresolved dispute, controversy, or claim arising out of or relating to this Agreement, its termination or non-renewal, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the AAA, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall be conducted by a sole arbitrator or, at the election of either party, before a panel of three arbitrators. Selection of the arbitrator(s) shall be in accordance with the Commercial Arbitration Rules of the AAA. The arbitrator(s) shall allow each party to conduct limited relevant discovery. The arbitrator(s) shall have no authority to award punitive damages or any damages not measured by the prevailing party's actual damages, and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this Agreement and applicable state and federal laws. All fees and expenses of arbitration shall be borne by the parties equally. However, each party shall bear the expense of its own counsel, experts, witnesses, and preparation and presentation of the arbitration matter. Any such arbitration shall be conducted in West Des Moines, Iowa.

ARTICLE XV
DAC Tax

        The parties hereto agree to the following pursuant to Section 1.848-2(g)(8) of the Income Tax Regulations issued December 1992, under Section 848 of the Internal Revenue Code of 1986, as amended. This election shall be effective for 2004 and for all subsequent taxable years for which this Agreement remains in effect.

        14.1    The term "party" will refer to either contracting company as appropriate.

        14.2    The terms used in this Article are defined by reference to Regulation Section 1 848-2 in effect December 1992.

        14.3    The party with the net positive consideration for the Coinsurance Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to the Coinsurance Agreement without regard to the general deductions limitation of Section 848(c)(1).

        14.4    Both parties agree to exchange information pertaining to the amount of net consideration under the Coinsurance Agreement each year to ensure consistency or as otherwise required by the Internal Revenue Service.

        14.5    The Company will submit a schedule to the Reinsurer by May 1 of each year of the calculation of the net consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement signed by one of the Company's officers stating that the Company will report such net consideration in its tax return for the preceding calendar year.

        14.6    The Reinsurer may contest such calculation by providing an alternative calculation to the Company in writing within 30 days of receipt of the calculation. If the Reinsurer does not notify the Company, the Reinsurer will report the net consideration determined by the Company in its tax return for the previous calendar year.

        14.7    If the calculation of the net consideration is contested, the parties will act in good faith to reach an agreement as to the correct amount within thirty (30) days of the date that the Company receives the Reinsurer's alternative calculation. If the parties reach agreement on an amount of net consideration, each party shall report such amount in their respective tax returns for the previous calendar year. If the parties are unable to reach an agreement on the amount of the net consideration, then the dispute will be resolved pursuant to Article XIV of this Agreement.

ARTICLE XVI
Miscellaneous Provisions

        15.1    Headings and Schedules.    Headings used herein are not a part of this Agreement or related documents and shall not affect the terms hereof. The attached Schedules A, B, C, and D are a part of this Agreement.

        15.2    Notices.    All notices and communications hereunder shall be in writing and shall become effective when received. Any written notice shall be sent by either certified or registered mail, return receipt requested, or overnight delivery service (providing for delivery receipt) or delivered by hand. All notices or communications under this Agreement shall be addressed as follows:

    If to the Company:

    American Equity Investment Life Insurance Company
    5000 Westown Parkway, Suite 440
    West Des Moines, IA 50266
    Attention: D.J. Noble with copy to Wendy Carlson

    If to the Reinsurer:

    EquiTrust Life Insurance Company
    5400 University Ave
    West Des Moines IA 50266
    Attention: William J. Oddy with copy to James W. Noyce

        15.3    Successors and Assigns.    This Agreement and related documents cannot be assigned by either party without the prior written consent of the other. The provisions of this Agreement and related documents shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successor and assigns as permitted herein.

        15.4    Execution in Counterparts.    This Agreement and related documents may be executed by the parties hereto in any number of counterparts, and by each of the parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

        15.5    Entire Agreement.    This Agreement constitutes the entire agreement of the parties hereto. This Agreement supersedes all prior discussions, negotiations, understandings, commitments and agreements with respect to the subject matter hereof. Any amendment or modification of this Agreement will not be effective unless made in writing and signed by the parties hereto.

        15.6    Regulatory Approval of Amendments.    When and if, under insurance, public health or other applicable laws or regulations, the approval of any amendment to this Agreement or related documents by one or more federal, state or local regulatory authorities is required, the amendment shall not take effect unless and until all such necessary approvals have been received by the Company.

        15.7    Governing Law.    This Agreement and related documents shall be governed by and construed in accordance with the laws of the State of lowa.

        15.8    Waivers and Remedies.    The waiver by any of the parties of any other party's prompt and complete performance or breach or violation, of any provisions of this Agreement and related documents shall not operate or be construed as a waiver of any subsequent breach or violation, and the waiver by any of the parties to exercise any right or remedy which it may possess hereunder shall not operate or be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation.

        15.9    Severability.    In the event any section or provision of this Agreement or related documents is found to be void and unenforceable by a court of competent jurisdiction, the remaining sections and provisions of this Agreement or related documents shall nevertheless be binding upon the parties with the same force and effect as though the void or unenforceable part had not been severed or deleted.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representative.

EQUITRUST LIFE INSURANCE COMPANY		AMERICAN EQUITY INVESTMENT LIFE INSURANCE COMPANY

By:	/s/ WILLIAM J. ODDY	By:	/s/ D. J. NOBLE
Name:	William J. Oddy	Name:	D. J. Noble
Title:	Chief Executive Officer	Title:	Chief Executive Officer
Date:	December 29, 2003	Date:	December 29, 2003

SCHEDULE A

CONTRACTS AND RISKS REINSURED

Company agrees to cede to the Reinsurer, and the Reinsurer agrees to accept from the Company the Quota Share reinsurance participation for the risks as scheduled below that are not currently reinsured under another agreement:

  The Quota Share will equal 20%. However, for each calendar year, the Quota Share will reduce to 0% in any month where the year-to-date Reinsurance Premium as of the end of the prior month exceeds $500 million.

Reinsured Contracts

BRAVO	INDEX	INDEX-26
FPDA-1(3%)	INDEX-1	INDEX-27 INDEX-28
FPDA-3	INDEX-10 INDEX-12	INDEX-29 INDEX-30
FPDA-4	INDEX-13 INDEX-15	INDEX-5 INDEX-6
FPDA-6	INDEX-16	INDEX-8
FPDA-7	INDEX-17	INDEXP3
FPDA-8	INDEX-18 INDEX-19	SUPER-7 SPDA-1
I-2000	INDEX-22 INDEX-23	SPDA-2 SPDA-5
I-2001	INDEX-24
I-2002	INDEX-25

        State variations of the listed products are included under this agreement

        Effective date of this Schedule: Policies issued on or after January 1, 2004

SCHEDULE B

MONTHLY ACCOUNTING REPORT

Part I
(For qualified and non-qualified business, separately) (All amounts are net of reinsurance to other reinsurers)
I.	Premiums
II.	Policy Benefits
III.	Commission Allowance
IV.	Acquisition Expense Allowance
V.	Maintenance Expense Allowance
VI.	Marketing Expense Allowance
VII.	Insurance Taxes and Charges
VIII.	Net (I - II - III - IV - V - VI - VII)
IX.	Reinsured %
X.	Settlement Amount Before Derivatives and RBC (VIII times IX)
XI.	Quota Share of Derivative Settlements
XII.	Quota Share of Derivative Costs
XIII.	Risk Based Capital (RBC) Charge
XIV.	Settlement Amount (X + XI - XII - XIII)

Part II
Quarterly Accounting Information
Account Value—end of period
Reserves—end of period
Account Receivable (Payable)—end of period
Amortization of Derivative Costs

SCHEDULE C

COMMISSION AND EXPENSE ALLOWANCES FOR REINSURED POLICIES

The Reinsurer will grant to the Company the Quota Share of the following commission and expense allowances on the business reinsured:

Expense Allowances

1.
Per policy Expense Allowances

Acquisition Expense	$125
Maintenance Expense (Annual Amount)	$50

    The Maintenance Expense Allowance will be calculated on a monthly basis as follows:

      (C/12) * (A + B)/2 where

      A is the number of policies inforce as of the beginning of each month, and
      B is the number of policies inforce as of the end of the each month, and
      C is the annual per policy expense allowance.

2.
Marketing Expense Allowance

    The Marketing Expense Allowance shall be equal to one percent (1.00%) of Premiums.

The Expense Allowances shall be adjusted from time to time to reflect changes made in the Company's product pricing assumptions.

Commission Allowances

The commission allowance shall be the lesser of the actual commissions paid or the following percentages of Premiums:

INDEX-26	9.00%
INDEX-27	8.50%
INDEX-28	10.50%
INDEX-29	8.00%
INDEX-30	6.75%
FPDA-7	10.50%
FPDA-8	6.50%

The commission allowance for all other Reinsured Policies not included in the foregoing list shall be an amount as determined by the Company based upon their published commission schedules, and shall be based on the commissions actually paid.

SCHEDULE D

GAAP ACCOUNTING REPORT

(All amounts are net of reinsurance to other reinsurers)

		EIA	Traditional
I.	Beginning Account Value
II.	Premiums
III.	Interest Credited
IV.	Bonus Credited (Premium & Interest)
V.	Benefits
VI.	Surrender Charges
VII.	Index Credits
VIII.	Ending Account Value (I + II + III + IV B V B VI + VII)
IX.	Market Value of Embedded Derivative
X.	Host
XI.	Fixed Interest Account Value
XII.	Ending FAS 133 Value (IX + X + XI)
XIII.	Liability Difference YTD (XII - VIII)
XIV.	Asset Difference YTD
XV.	Ending Policy Count
XVI.	Total Interest (III + VII)
XVII.	Annualized Interest Rate

QuickLinks

  Exhibit 10.10-A
COINSURANCE AGREEMENT
ARTICLE I Definitions
ARTICLE II Coverage
ARTICLE III General Provisions
ARTICLE IV Payments to the Reinsurer
ARTICLE V Payments to the Company
ARTICLE VI Reserves
ARTICLE VII Account Payable/Receivable
ARTICLE VIII Credited Rates/Non-Guaranteed Elements
ARTICLE IX Administration
ARTICLE X Accounting and Settlement
ARTICLE XI Term and Termination
ARTICLE XII Payments Upon Termination of Agreement
ARTICLE XIII Insolvency
ARTICLE XIV Dispute Resolution
ARTICLE XV DAC Tax
ARTICLE XVI Miscellaneous Provisions
SCHEDULE A CONTRACTS AND RISKS REINSURED
SCHEDULE B MONTHLY ACCOUNTING REPORT
SCHEDULE C COMMISSION AND EXPENSE ALLOWANCES FOR REINSURED POLICIES
SCHEDULE D GAAP ACCOUNTING REPORT